Exhibit 99.1

Hillenbrand Announces Results for Fiscal First Quarter 2020; Provides Updated Guidance Including Milacron

•	Revenue of $567 million increased 38% year over year driven by the acquisition of Milacron Holdings Corp.; revenue increased 5% organically

•
GAAP EPS of ($0.05) decreased 111% primarily as a result of business acquisition and integration costs; adjusted EPS of $0.63 increased 29% driven by the acquisition of Milacron; Organically, adjusted earnings per share increased $0.04, or 8%.

•
Order backlog increased 11% year over year to $1.05 billion driven primarily by the acquisition of Milacron; Process Equipment Group backlog of $901 million increased 4% sequentially driven primarily by continued demand for large plastics projects

•	Cash flow from operations of $18 million decreased 50% compared to prior year driven primarily by business acquisition and integration costs

•	Completed strategic acquisition of Milacron during the quarter in a transaction valued at $1.9 billion

•	Updating fiscal 2020 guidance for adjusted EPS to incorporate the Milacron acquisition from $2.45 - $2.60 to $2.30 - $2.55

BATESVILLE, Ind., February 5, 2020 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the first quarter of fiscal 2020, which ended December 31, 2019.

Hillenbrand completed the acquisition of Milacron on November 21, 2019. Total company results for the fiscal first quarter 2020 include 41 days attributable to the acquisition of Milacron, while the prior period comparison does not.

First Quarter Results
Revenue of $567 million increased 38% compared to the prior year, 32% of which was contributed from Milacron. Process Equipment Group grew 9%, which was partially offset by a decrease of 1% in the Batesville segment, resulting in organic growth of 5%. Excluding the negative impact of foreign currency exchange, total revenue increased 39%.

Net loss of $3 million, or ($0.05) per share, decreased $0.50 per share compared to the prior year, primarily as a result of business acquisition and integration costs related to Milacron.

Adjusted net income of $43 million resulted in adjusted earnings per share of $0.63, an increase of 29% over the prior year. Adjusted EBITDA increased 43% to $92 million, primarily due to the Milacron acquisition, which contributed $26 million. Adjusted EBITDA margin of 16.2% expanded 60 basis points compared to a year ago. Organically, adjusted EBITDA increased 1% and adjusted EBITDA margin decreased 60 basis points.

“We’re excited to have closed the Milacron acquisition, which represents a major step in our transformation journey to become a world-class global diversified industrial company, and further establishes Hillenbrand as a leading equipment provider across the plastics value chain. We’re focused on executing our integration plans to advance our strategy and deliver targeted cost synergies. Our teams are already making meaningful progress on these objectives,” said Joe Raver, President and CEO of Hillenbrand.

“The legacy Hillenbrand businesses performed well in the first quarter, delivering solid results that were above expectations. We’re encouraged by sequential backlog growth in each of the Process Equipment Group businesses, with continued strength in large polyolefin systems.”

Process Equipment Group
Process Equipment Group revenue of $307 million increased 9% over the same period in the prior year. Excluding the impact of foreign currency exchange, revenue increased 10%. Revenue growth was primarily driven by continued strong demand for large plastics projects, partially offset by a decline in demand for separating equipment used to process proppants for hydraulic fracturing. Adjusted EBITDA margin of 16.8% increased 40 basis points, mainly due to lower operating expenses as a result of focused efforts to reduce discretionary spending, partially offset by the increased proportion of lower margin, large systems projects and the decline in demand for higher margin separating equipment. Order backlog of $901 million at the end of the first quarter decreased 5% compared to the prior year, or 3% excluding the impact of foreign currency. Sequentially, backlog increased 4% with growth in each business.

Batesville
Batesville revenue of $127 million was 1% lower than the first quarter of the prior year. Volume increased despite an estimated decrease in North American burials driven by an increased rate at which families opted for cremation. The increased volume was more than offset by a lower average selling price. Adjusted EBITDA margin of 18.1% was 270 basis points lower than the prior year, mainly driven by inflation in wages and benefits, including higher healthcare costs, and unfavorable mix. Productivity initiatives and higher burial volume partially offset the effects of these items.

Milacron
During the quarter, Hillenbrand completed the acquisition of Milacron in a transaction valued at approximately $1.9 billion. The transaction added new strategic businesses to Hillenbrand’s portfolio, including hot runner systems and injection molding equipment through Milacron’s leading Mold-Masters and Milacron brands. The combined company provides increased scale and meaningful product diversification, improving Hillenbrand’s ability to address growing demand for durable plastics by serving customers across the plastics value chain.

In the period following the acquisition, Milacron delivered revenue of $133 million and adjusted EBITDA of $26 million, resulting in an adjusted EBITDA margin of 19.8%. Order backlog was $147 million at the end of the first quarter.

Raver continued, “We’re just getting started as a combined company, but I’m highly confident in our deal thesis and the value we can create by bringing Milacron together with Hillenbrand. The macro environment is difficult right now, and we are taking action to deal with the challenges we face, but as I look forward, beyond the short-term external issues, I am excited about our future.”

Cash Flow and Capital Allocation
Hillenbrand generated cash flow from operations of $18 million in the quarter, a decrease of 50% compared to the prior year. The decrease in cash flow was driven by business acquisition and integration costs, partially offset by reduced working capital requirements. During the quarter, the company returned nearly $16 million to shareholders in the form of quarterly dividends.

Net debt at the end of the quarter was $1.7 billion. The company remains focused on paying down debt following the Milacron acquisition, and plans to curtail share repurchases and merger and acquisition activity with a goal to return leverage below 2.75x net debt to adjusted EBITDA over the next twelve months.

As previously announced, Hillenbrand is reviewing strategic alternatives for the Cimcool business. Houlihan Lokey has been engaged as a financial advisor to assist in the strategic review. Management cannot predict the timing or the outcome of this review and does not intend to comment further until the Board of Directors approves a specific transaction or the company believes that disclosure is otherwise appropriate.

Fiscal 2020 Guidance
Guidance for the legacy Hillenbrand businesses has not changed.

Guidance has been updated to include 10 months of Milacron ownership in the fiscal year and incremental acquisition and integration costs, including interest expense, depreciation and amortization.

We are providing a wider range for adjusted earnings per share as we integrate Milacron and consider ongoing uncertainty around the macroeconomic outlook, global trade, the U.S. election, and the coronavirus. We are monitoring these factors closely and taking precautionary actions to mitigate the risk of disruption.

Revenue
(amounts in millions)	Original FY 2020		Updated FY 2020
Batesville	-3%	-1%	-3%	-1%
Process Equipment Group	2%	4%	2%	4%
Organic	1%	3%	1%	3%
Milacron			$850	$880
Consolidated			$2,667	$2,733

Adjusted EBITDA Margins
	Original FY 2020		Updated FY 2020
Batesville	~20%	~21%	~20%	~21%
Process Equipment Group	18.0%	18.2%	18.0%	18.2%
Milacron			17.8%	18.3%

Adjusted EPS
	Original FY 2020		Updated FY 2020
Adjusted EPS	$2.45	$2.60	$2.30	$2.55
Adjusted Cash EPS			$3.48	$3.75

Conference Call Information

Date/Time: 8:00 a.m. ET, Thursday, February 6, 2020
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 5373374
Webcast link: https://ir.hillenbrand.com (archived through Friday, March 6, 2020)

Replay - Conference Call

Date/Time: Available until midnight ET, Thursday, February 20, 2020
Replay ID number: 5373374
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude expenses associated with business acquisition, development, and integration, restructuring and restructuring related charges, inventory step-up, and backlog amortization, and debt financing activities related to the acquisition of Milacron (including net interest expense on our $375.0 senior unsecured notes for the period prior to completing the acquisition). The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the interaction of certain provisions of the U.S. government enacted tax legislation referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) and certain tax items related to the acquisition of Milacron, including the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group and Milacron businesses compete.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Process Equipment Group and Milacron.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 24 months for larger system sales within the Process Equipment Group. The majority of the backlog within Milacron is expected to be fulfilled within the next twelve months. Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group and Milacron will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided. In addition, forward-looking adjusted earnings per share for fiscal 2020 excludes potential charges or gains that may be recorded during the fiscal year, including, among other things, expenses associated with business acquisition, development, and integration, restructuring and restructuring related charges, backlog amortization, inventory step-up, and certain tax matters. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance. Adjusted cash earnings per share is defined as adjusted earnings per share excluding the impact of amortization and depreciation. Hillenbrand also does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2019	2018
Net revenue	$566.9	$410.3
Cost of goods sold	395.1	263.3
Gross profit	171.8	147.0
Operating expenses	157.4	90.7
Amortization expense	14.8	7.8
Interest expense	14.7	5.5
Other income, net	1.9	0.5
(Loss) income before income taxes	(13.2)	43.5
Income tax (benefit) expense	(12.4)	14.5
Consolidated net (loss) income	(0.8)	29.0
Less: Net income attributable to noncontrolling interests	2.3	0.7
Net (loss) income attributable to Hillenbrand	$(3.1)	$28.3

Net (loss) income attributable to Hillenbrand — per share of common stock:
Basic (loss) earnings per share	$(0.05)	$0.45
Diluted (loss) earnings per share	$(0.05)	$0.45
Weighted average shares outstanding (basic)	68.4	62.9
Weighted average shares outstanding (diluted)	68.4	63.5

Cash dividends per share	$0.2125	$0.2100

Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended December 31,
	2019	2018
Net cash provided by operating activities	$17.8	$35.5
Net cash used in investing activities	(1,496.1)	(29.8)
Net cash provided by financing activities	1,221.4	2.8
Effect of exchange rate changes on cash and cash equivalents	0.4	0.3
Net cash flows	(256.5)	8.8

Cash, cash equivalents, and restricted cash:
At beginning of period	399.4	56.5
At end of period	$142.9	$65.3

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2019	2018
Net (loss) income attributable to Hillenbrand	$(3.1)	$28.3
Business acquisition, development, and integration costs (1)	53.8	0.6
Restructuring and restructuring related charges (2)	2.4	0.5
Inventory step-up (3)	9.6	0.1
Backlog amortization (4)	4.2	0.3
Debt financing activities (5)	1.6	—
Tax effect of adjustments (6)	(18.2)	(0.4)
Tax adjustments (7)	(7.4)	1.8
Adjusted net income attributable to Hillenbrand	$42.9	$31.2

Diluted EPS	$(0.05)	$0.45
Business acquisition, development, and integration costs (1)	0.79	0.01
Restructuring and restructuring related charges (2)	0.04	0.01
Inventory step-up (3)	0.14	—
Backlog amortization (4)	0.06	—
Debt financing activities (5)	0.03	—
Tax effect of adjustments (6)	(0.27)	(0.01)
Tax adjustments (7)	(0.11)	0.03
Adjusted Diluted EPS	$0.63	$0.49

(1)
Business acquisition, development, and integration costs during the three months ended December 31, 2019 primarily included expenses for the settlement of outstanding Milacron share-based equity awards, professional fees, and severance and employee-related costs in connection with the acquisition and integration of Milacron. Business acquisition, development, and integration costs during the three months ended December 31, 2018 primarily included professional fees.

(2)	Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during the three months ended December 31, 2019 and 2018.

(3)
Represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Milacron and Burnaby Machine and Mill Equipment Ltd. (“BM&M”) during the three months ended December 31, 2019 and 2018, respectively.

(4)	Represents the amortization of backlog acquired in connection with the acquisitions of Milacron and BM&M during the three months ended December 31, 2019 and 2018, respectively.

(5)
Debt financing activities during the three months ended December 31, 2019 included the net interest expense on our $375.0 senior unsecured notes for the period prior to completing the Milacron acquisition.

(6)	Represents the tax effect of the adjustments previously identified above.

(7)
For the three months ended December 31, 2019, this represents the net impact from certain tax items related to the acquisition of Milacron, including the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions. For the three months ended December 31, 2018, this represents the revaluation of the deferred tax balances, the tax on unremitted foreign earnings, and change in deferred tax liability as a result of revising our permanent reinvestment assertion on earnings of foreign subsidiaries driven by the Tax Act.

	Three Months Ended December 31,
Shares used in computing non-GAAP per share amounts:	2019	2018
GAAP Weighted average shares outstanding (diluted)	68.4	63.5
Non-GAAP dilutive shares excluded from GAAP EPS calculation (1)	0.2	—
Pro forma weighted average shares outstanding (diluted)	68.6	63.5

(1)
Due to the occurrence of a net loss on a GAAP basis for the three months ended December 31, 2019, potentially dilutive securities were excluded from the calculation of GAAP earnings per share, as they would have an anti-dilutive effect. However, as net income was earned on a non-GAAP basis, these shares have a dilutive effect on adjusted EPS and are included here.

	Three Months Ended December 31,
	2019	2018
Adjusted EBITDA:
Process Equipment Group	$51.5	$46.2
Milacron	26.3	—
Batesville	23.0	26.7
Corporate	(8.9)	(8.8)
Less:
Interest income	(1.3)	(0.2)
Interest expense	14.7	5.5
Income tax (benefit) expense	(12.4)	14.5
Depreciation and amortization	25.9	14.1
Business acquisition, development, and integration costs	53.8	0.6
Restructuring and restructuring related charges	2.4	0.5
Inventory step-up	9.6	0.1
Consolidated net (loss) income	$(0.8)	$29.0

Throughout this release, we make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, these are statements about future plans, objectives, beliefs, and expectations that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
target	encourage	promise	improve	progress	potential	should
This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against the Company, or any companies we may acquire; risks that the integration of Milacron or any other integration, acquisition, or disposition activity disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition of Milacron or any other acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; labor disruptions; the impact of the additional indebtedness that the Company has incurred in connection with the acquisition of Milacron and the ability of the Company to comply with financial or other covenants in its debt agreements or meet its de-leveraging goals; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials or certain outsourced services; continued fluctuations in mortality rates and increased cremations; competition in the industries in which we operate, including from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; certain tax-related matters; and changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2019, filed with the Securities and Exchange Commission (“SEC”) on November 13, 2019, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2019, filed with the Securities and Exchange Commission on February 5, 2020. We assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with businesses that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio includes industrial businesses such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville, a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com